Exhibit 99.1

ServiceMax, a Leader in Field Service Management SaaS, to Be Listed on Nasdaq following Business Combination with Pathfinder Acquisition Corporation

·	Transaction values ServiceMax at a pro forma enterprise value of approximately $1.4 billion
·	Existing ServiceMax investors, including Silver Lake, GE, and Salesforce Ventures are retaining their entire equity ownership
·	ServiceMax also announces definitive agreement to acquire LiquidFrameworks, a leading energy sector-focused mobile field operations cloud software vendor
·	Gross proceeds of approximately $335 million from cash in trust from Pathfinder (co-sponsored by affiliates of HGGC and Industry Ventures) and additional strategic investments to be made immediately prior to closing by leading software companies PTC and Salesforce Ventures[1]

PLEASANTON and PALO ALTO, Calif. -- July 15, 2021 -- ServiceMax, Inc. (“ServiceMax” or the "Company"), the leader in asset-centric field service management software, today announced it has entered into a business combination agreement with Pathfinder Acquisition Corporation (NASDAQ: PFDR), a publicly traded special purpose acquisition company (“Pathfinder”). Upon closing of the transaction, ServiceMax will become a publicly traded company, and is expected to be listed on the Nasdaq Stock Exchange under the symbol "SMAX". Neil Barua, who has served as CEO of the Company since 2019, will continue to lead the business post-transaction.

ServiceMax’s asset-centric field service management software, which has been positioned as a leader in the last five published Gartner Magic Quadrants for Field Service Management2, helps companies that sell, service and maintain mission critical equipment to keep the world running. From its inception in 2007, ServiceMax has been modernizing field service by bringing cloud-based applications to service operations, and by putting mobile applications in the hands of field technicians. The Company’s solutions improve customers’ ability to manage the complexities of service, support faster growth, and run more profitable, outcome-centric businesses.

“ServiceMax enables life as we know it to happen, uninterrupted, by empowering some of the world’s biggest and most well-known suppliers, distributors, and manufacturers to provide consistent and reliable service to their customers,” said Neil Barua, ServiceMax CEO. “We’ve seen Original Equipment Manufacturers and operators increase their focus on digital transformation and we believe that ServiceMax is well positioned to support those needs by leveraging our 10+ years of focus on complex service management for mission critical equipment, and by innovating and delivering on a differentiated product strategy and roadmap. We believe this transaction with Pathfinder will allow us to accelerate growth and capture more opportunities within this growing $9 billion market.”

“It is a privilege to partner with ServiceMax, the only cloud-native, mobile-first, field service management SaaS provider,” stated David Chung, CEO, Pathfinder Acquisition Corporation. “We believe that ServiceMax’s large and underpenetrated addressable market, accelerating growth, and best-in-class leadership team uniquely position ServiceMax to further redefine the field service management sector and provide its expanding user base with innovative, customer-oriented solutions.”

In addition, ServiceMax has also announced the signing of a definitive agreement to acquire LiquidFrameworks, a leading mobile field operations management solutions company that is cloud-based, energy sector-focused and built on Salesforce’s platform. Along with deepening ServiceMax’s position in the oil and gas, industrial and environmental sectors, the agreement will also bring critical technologies and go-to-market channels to ServiceMax to expand the Company’s product portfolio and customer offerings.

1 Assumes no redemption by Pathfinder shareholders

2 “Quadrant for Field Service Management for the 5th consecutive time“ https://www.servicemax.com/press-releases/servicemax-named-a-leader-in-the-gartner-magic-quadrant-for-field-service-management-for-the-5th-consecutive-time

“ServiceMax, under Neil’s expert leadership, has undergone a tremendous transformation, by focusing on the customer, strengthening the go-to-market and further solidifying their relationships with strategic partners like Salesforce, which has set the company up for long-term success,” added Kenneth Hao, Chairman and Managing Partner of Silver Lake. “The capital raised in this transaction is expected to enable ServiceMax’s next phase of growth through investment in technology innovation as a publicly traded company.”

Transaction Overview

The transaction implies a value for ServiceMax of approximately $1.4 billion on both a pre-money equity value basis and a pro forma enterprise value basis, before giving effect to the pending acquisition of LiquidFrameworks. The transaction is expected to deliver approximately $335 million of gross proceeds to the combined company from the cash held in Pathfinder’s trust account, assuming no redemptions by Pathfinder shareholders, and including proceeds from a strategic common equity investment immediately prior to closing by leading software companies PTC Inc. [NASDAQ: PTC] and Salesforce Ventures at the same valuation as the business combination transaction.

The combined proceeds will be used to support the Company’s growth opportunities, including the acquisition of LiquidFrameworks for $145 million in cash, and for general corporate purposes.

Existing ServiceMax investors Silver Lake, Salesforce Ventures, and GE are retaining their full equity ownership in ServiceMax.

The transaction, which has been unanimously approved by the Board of Directors of Pathfinder, as well as the Board of Directors of ServiceMax, is subject to customary closing conditions, including approval by the shareholders of Pathfinder, and is expected to close in the fourth quarter of 2021.

Conference Call Information

A ServiceMax and Pathfinder investor conference call and presentation discussing the transaction can be accessed by visiting http://public.viavid.com/index.php?id=145738. A transcript of the call will also be filed by Pathfinder with the SEC.

Advisors

Citi is acting as lead financial advisor and William Blair is acting as capital markets advisor to ServiceMax in connection with the transaction. Deutsche Bank, RBC Capital Markets and Stifel are acting as financial and capital markets advisors to Pathfinder. Ropes & Gray LLP is acting as legal advisor to ServiceMax. Kirkland & Ellis LLP is acting as legal counsel to Pathfinder.

About ServiceMax

ServiceMax’s mission is to help customers keep the world running with asset-centric field service management software. As the recognized leader in this space, ServiceMax’s mobile apps and cloud-based software provide a complete view of assets to field service teams. By optimizing field service operations, customers across all industries can better manage the complexities of service, support faster growth, and run more profitable, outcome-centric businesses.

About Pathfinder Acquisition Corporation

Pathfinder Acquisition Corporation (NASDAQ: PFDR) is a purpose-built partnership between affiliates of two investment firms with a strong record of success as investors in technology and tech-enabled businesses: HGGC, a leading middle-market private equity firm based in Palo Alto, and Industry Ventures, a leading multi-strategy venture capital platform based in San Francisco. Pathfinder’s corporate objective is to identify and execute a business combination with a high quality, growth-oriented private company in the tech sector that Pathfinder believes can succeed as a public company and generate attractive returns for shareholders over the long term.

Additional Information

In connection with the proposed transaction, ServiceMax will file a registration statement on Form S-4 with the SEC that will include a prospectus with respect to ServiceMax’s securities to be issued in connection with the proposed transaction and a proxy statement with respect to the shareholder meeting of Pathfinder to vote on the proposed transaction. Shareholders of Pathfinder and other interested persons are encouraged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about Pathfinder, ServiceMax and the proposed transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of Pathfinder as of a record date to be established for voting on the proposed transaction. Once available, shareholders of Pathfinder will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Pathfinder Acquisition Corporation, 1950 University Avenue, Suite 350, Palo Alto, California. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Pathfinder and ServiceMax and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of Pathfinder and their ownership is set forth in Pathfinder’s filings with the SEC, including the final prospectus filed by Pathfinder on February 18, 2021 relating to Pathfinder’s initial public offering and in its subsequent periodic reports and other filings with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Pathfinder shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Pathfinder Acquisition Corporation, 1950 University Avenue, Suite 350, Palo Alto, California.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Pathfinder or ServiceMax, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act that are based on beliefs and assumptions and on information currently available to Pathfinder and ServiceMax. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans as they relate to the proposed transaction, are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although each of Pathfinder and ServiceMax believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of Pathfinder and ServiceMax caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transaction, including the timing and structure of the transaction, the proceeds of the transaction and the benefits of the transaction. Neither Pathfinder nor ServiceMax can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the shareholders of ServiceMax or Pathfinder is not obtained; the failure to realize the anticipated benefits of the business combination; risks relating to the uncertainty of the projected financial information with respect to ServiceMax; risks related to the timing and achievement of expected business milestones; the effects of competition on ServiceMax’s business; the risk that the business combination disrupts current plans and operations of Pathfinder and ServiceMax as a result of the announcement and consummation of the business combination; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees; risks relating ServiceMax’s history of no revenues and net losses; risks relating to ServiceMax’s intellectual property portfolio; the amount of redemption requests made by Pathfinder's public shareholders; the ability of Pathfinder, ServiceMax or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the business combination or in the futureand other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form S-4 to be filed by ServiceMax with the SEC and those included under the heading “Risk Factors” in the final prospectus filed by Pathfinder on February 18, 2021 relating to Pathfinder’s initial public offering and in its subsequent periodic reports and other filings with the SEC. The forward-looking statements in this communication represent the views of Pathfinder and ServiceMax as of the date of this communication. Subsequent events and developments may cause that view to change. However, while Pathfinder and ServiceMax may elect to update these forward-looking statements at some point in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Pathfinder or ServiceMax as of any date subsequent to the date of this communication.

Investor Contacts

ICR IR
ServiceMax
ServiceMaxIR@icrinc.com

Pathfinder Acquisition Corporation
IR@pathfinderacquisition.com

Media Contacts

ICR PR
ServiceMaxPR@icrinc.com

Pathfinder Acquisition Corporation
Eddie de Sciora
516-458-3783
edesciora@stantonprm.com